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                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)


Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

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
[   ]  Preliminary Proxy Statement           [   ]  CONFIDENTIAL, FOR USE OF THE
                                                    COMMISSION ONLY (AS PERMITTED BY RULE
                                                    14A-6(E)(2))
[   ]  Definitive Proxy Statement
[ X ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
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                         WESTINGHOUSE ELECTRIC CORPORATION
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               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


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   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

[   ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
       Item 22(a)(2) of Schedule 14A.

[   ]  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------

       (2) Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:
                                                            ---------------

       (5) Total fee paid:
                           ------------------------------------------------

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:
                                  ----------------------------------------
       (2) Form, Schedule or Registration Statement No.:
                                                        ------------------
       (3) Filing Party:
                        --------------------------------------------------
       (4) Date Filed:
                      ----------------------------------------------------

[ X ]  No fee required
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                 [Form of Letter sent to certain Shareholders]


April 23, 1997

Dear _______________:

I am writing to you at the recommendation of _________________ of your office in connection with the proposal of the Central Pension Fund of the International Union of Operating Engineers and Participating Employers that the Westinghouse Board of Directors redeem Westinghouse's Shareholder Rights Plan unless it is approved by a majority of shareholders at a future meeting. ___________ discussed with _____________ of our Law Department ________'s concerns about the Rights Plan in view of your proxy voting guidelines. Although I understand ________'s concerns and recognize that your guidelines would recommend certain modifications to the plan, I believe that the Rights Plan is in the best interests of shareholders at the present time in view of our recent acquisitions of CBS Inc. and Infinity Broadcasting Corporation, our recent agreement to acquire the TNN and CMT cable networks and our announcement of a plan to separate our industrial and media businesses. In view of this significant restructuring activity, the Rights Plan is an effective means to insure that our shareholders will have an opportunity to receive the full value of their investment. However, the realization of this opportunity requires that management have an opportunity to fully integrate CBS, Infinity, TNN and CMT with our other media assets and to complete the separation of our industrial and media businesses. I believe that redemption of the Rights Plan at the present time would deprive the Board of a valuable tool to protect the interests of shareholders.

 It is our express intention to review Westinghouse's Rights Plan after the separation of our industrial and media businesses and determine what may be appropriate in the context of the new structure of our businesses. During such review, which I would commit to undertake within twelve months of the separation, I would discuss with Westinghouse's directors ________'s proposal that the duration of the Rights Plan be reduced to five years and not be renewed after such period unless it is approved by shareholders. In addition, I would recommend that the Nominating & Governance Committee of the Board, a Committee comprised of independent directors, undertake an annual review of any Shareholder Rights Plan that the Company may have in place.

I hope that this provides you with the assurances you need in order to vote against the adoption of the shareholder proposal. If you would like to discuss this further, please feel free to call me or Angie Straka, Vice President, Secretary and Associate General Counsel at (412) 642-5631.

Very truly yours,

Michael H. Jordan
Chairman and Chief Executive Officer